    As filed with the Securities and Exchange Commission on November 6, 1998
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                          --------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          --------------------------
                              RITE AID CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                           5912                      23-1614034
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
 INCORPORATION OR  ORGANIZATION)    CLASSIFICATION CODE NUMBER)      IDENTIFICATION
                                                                      NUMBER)
                                        RITE AID CORPORATION
                                           30 HUNTER LANE
                                    CAMP HILL, PENNSYLVANIA  17011
                                           (717) 761-2633

   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                     -------------------------------------
                               ELLIOT S. GERSON
             SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             RITE AID CORPORATION
                                30 HUNTER LANE
                        CAMP HILL, PENNSYLVANIA  17011
                                (717) 761-2633

      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                       AREA CODE, OF AGENT FOR SERVICE)

                                WITH A COPY TO:

                          MORGAN, LEWIS & BOCKIUS LLP
                                101 PARK AVENUE
                           NEW YORK, NEW YORK  10178
                                (212) 309-6000
                            ATTN:  HOWARD A. KENNY

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE


Title of Each Class Of                    Amount to     Proposed Maximum        Proposed         Amount of
Securities To Be                              be         Offering Price         Maximum         Registration
Registered                               Registered        Per Unit (1)        Aggregate            Fee
                                                                             Offering Price         (2)
--------------------------------------------------------------------------------------------------------------


6% Dealer remarketable securities(SM)    $200,000,000          100%            $200,000,000         $55,600
--------------------------------------------------------------------------------------------------------------

(1) Determined solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.
(2)  Calculated in accordance with Rule 457(f)(2) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                 Subject to completion, dated November 6, 1998.

PROSPECTUS
RITE AID CORPORATION

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

RITE AID CORPORATION HEREBY OFFERS TO EXCHANGE UP TO $200,000,000 OF ITS 6% DEALER REMARKETABLE SECURITIES(SM) ("DRS.(SM)") DUE OCTOBER 1, 2013 (THE "EXCHANGE DRS.") FOR AN IDENTICAL PRINCIPAL AMOUNT OF ITS OUTSTANDING 6% DRS. DUE OCTOBER 1, 2013 (THE "RESTRICTED DRS.").

The Exchange Drs. will:

               . be identical in all material respects to the Restricted Drs., except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the Restricted Drs.

               . bear interest at 6% per annum until the Remarketing Date (defined below), accruing from September 22, 1998 (the date of issuance of the Restricted Drs.) and payable semi-annually on April 1 and October 1, commencing April 1, 1999.

               . not be listed on any securities exchange or approved for quotation through any automated quotation system. No active public market is anticipated.

               . be represented by a global security or securities registered in the name of a nominee of The Depository Trust Company ("DTC").

The Exchange Offer:

               . expires at 5:00 p.m., New York City time, on ___________, 1999, unless extended.

               . is not conditioned upon any minimum amount of Restricted Drs. being tendered.

               . is subject to customary terms and conditions, as specified in this Prospectus and the accompanying Letter of Transmittal.

The Exchange Drs., like the Restricted Drs., are subject to mandatory tender, or redemption, on October 1, 2003 (the "Remarketing Date").

Each broker-dealer that receives Exchange Drs. for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Drs. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Drs. received in exchange for Restricted Drs. where such Restricted Drs. were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

You should rely only on the information contained in this Prospectus or that we have referred you to. We have not authorized anyone to provide you with information that is different. We are not offering to sell or asking you to buy anything other than the Exchange Drs. We are not offering to sell or asking you to buy anything in any jurisdiction where doing so would be against the law.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE EXCHANGE DRS. NOR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

---------------,1998
_______________

"Dealer remarketable securities(SM)" and "Drs.(SM)" are service marks of J.P. Morgan Securities Inc.

                             AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and file reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). These reports, proxy and information statements and other information can be inspected and copied at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 at prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the SEC's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. This Web site can be accessed at http://www.sec.gov. Such reports, proxy and information statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed with the SEC a Registration Statement on Form S-4 (including the exhibits and amendments thereto, the "Registration Statement") pursuant to the requirements of the Securities Act with respect to the Exchange Drs. offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the SEC. Copies of the Registration Statement together with exhibits may be inspected at the office of the SEC in Washington, D.C., without charge, and copies thereof may be obtained therefrom upon payment of a prescribed fee.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the SEC are incorporated by reference into this Prospectus:

     (i) the Company's Annual Report on Form 10-K for the year ended February 28, 1998;

     (ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended May 30, 1998; and

     (iii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended August 29, 1998.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus but prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or therein, or in any other subsequently filed document that also is or is deemed to be incorporated herein or therein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

We will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this Prospectus by reference. We will also provide copies of any exhibits to such documents that are specifically incorporated by reference in such documents. Requests for such copies should be directed to Investor Relations, Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, telephone number (717) 761-2633, Ext. 5362.

                                  THE COMPANY

Rite Aid Corporation, incorporated in 1968, is one of the largest retail drugstore chains in the United States. As of August 29, 1998, we operated 3,898 drugstores, within a range of approximately 7,200 to 20,000 square feet per store in size, in 32 eastern, southern and western states and the District of Columbia and employed over 75,000 associates. Pharmacy service forms the core of our business, with prescriptions accounting for 53.5 percent of drugstore sales in the twenty-six week period ended August 29, 1998. Our drugstores cater to convenience, offering a full selection of health and personal care products, seasonal merchandise and a large private label product line. Express mail with complementary services and one-hour photo departments have been added in select locations. Our Eagle Managed Care Corp. subsidiary markets prescription plans and sells other managed health care services to employers, health maintenance organizations and government-sponsored employee benefit programs.

On December 12, 1996, we acquired Thrifty PayLess Holdings, Inc. ("Thrifty PayLess"), which was one of the largest drugstore retailers in the western United States with over 1,000 stores in 10 states. We have renamed the Thrifty PayLess stores "Rite Aid" and are in the process of remodeling such stores. On August 27, 1997, we completed the acquisitions of K&B Incorporated ("K&B") and Harco, Inc. ("Harco"). K&B, based in New Orleans, Louisiana, operated 186 stores in Louisiana, Alabama, Mississippi, Texas, Tennessee and Florida. It was the 13th largest drugstore chain in the U.S. with sales of $580,000,000 for fiscal year 1996. Harco, headquartered in Tuscaloosa, Alabama, operated 146 stores in Alabama, Mississippi and Florida. It was the 17th largest drugstore chain in the U.S. with sales of $258,000,000 in fiscal year 1996. We have renamed all K&B and Harco stores "Rite Aid" and have completed the integration of such stores with our operations.

Our strategy is to operate drugstores in large, fast-growing metropolitan areas. Of the 60 largest metropolitan statistical areas ("MSAs") in the United States, we operate in 33 and are either the largest or second largest for retail drugstore prescription sales in 23 of those 33 MSAs.

The Company is a Delaware corporation. Our principal executive offices are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011 and our telephone number is (717) 761-2633.

                                USE OF PROCEEDS

There will be no proceeds to the Company from the exchange of Drs. pursuant to the Exchange Offer.

The Exchange Drs. are being offered hereunder in order to satisfy certain obligations of the Company contained in the Exchange and Registration Rights Agreement dated as of September 22, 1998 (the "Registration Rights Agreement"), among the Company, J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated (the "Initial Purchasers"), with respect to the initial sale of the Restricted Drs.

                       RATIO OF EARNINGS TO FIXED CHARGES



                                                TWENTY-SIX
                                                  WEEKS
                                                  ENDED                         FISCAL YEAR
                                                -----------              -----------------------------
                                                AUGUST 29,
                                                  1998                   1998  1997  1996  1995  1994
                                                -----------               ----  ----  ----  ----  ----
Ratio of Earnings to Fixed Charges/(1)/           0.96                    2.91  2.56  3.08  3.78  1.66

/(1)/ The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations plus fixed charges. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense and that portion of rental expense which is representative of the interest factor in these rentals.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING RESTRICTED DRS.

Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Restricted Drs. that are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York
City time, on                             , 1999; provided, however, that if the
Company has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

As of the date of this Prospectus, $200,000,000 aggregate principal amount of the Restricted Drs. are outstanding. This Prospectus, together with the Letter
of Transmittal, is first being sent on or about                  , 1998, to all
holders of Restricted Drs. known to the Company. The Company's obligation to accept Restricted Drs. for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and the Company may accept Restricted Drs. for exchange or defer acceptance until the extended Expiration Date, by giving notice of such extension to the holders thereof. During any such extension, all Restricted Drs. previously tendered will remain subject to the Exchange Offer and the Company may accept such Restricted Drs. for exchange or defer acceptance until the extended Expiration Date. Any Restricted Drs. not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Restricted Drs. not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company will give notice of any extension, amendment, non-acceptance or termination to the holders of the Restricted Drs. as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING RESTRICTED DRS.

The tender to the Company of Restricted Drs. by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Restricted Drs. for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to Harris Trust and Savings Bank (the "Exchange Agent") at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Restricted Drs. into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF A LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO THE COMPANY.

Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Restricted Drs. surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Restricted Drs.

who has not completed the box entitled "Special Issuance Instruction" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm that is a member or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program, or by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions").

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Restricted Drs. tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Restricted Drs. not properly tendered or to not accept any particular Restricted Drs. which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Restricted Drs. either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Restricted Drs. in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Restricted Drs. either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Restricted Drs. for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Restricted Drs. for exchange, nor shall any of them incur any liability for failure to give such notification.

If the Letter of Transmittal or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

By tendering, each broker-dealer holder will represent to the Company that, among other things, the Exchange Drs. acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the holder and any beneficial holder, that neither the holder nor any such beneficial holder has an arrangement or understanding with any person to participate in the distribution of such Exchange Drs. and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. If the holder is not a broker-dealer, the holder must represent that it is not engaged in nor does it intend to engage in a distribution of the Exchange Drs.

ACCEPTANCE OF RESTRICTED DRS. FOR EXCHANGE; DELIVERY OF EXCHANGE DRS.

For each Restricted Drs. accepted for exchange, the holder of such Restricted Drs. will receive an Exchange Drs. having a principal amount equal to that of the surrendered Restricted Drs. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Restricted Drs. for exchange when, as and if the Company has given oral and written notice thereof to the Exchange Agent.

In all cases, issuance of Exchange Drs. for Restricted Drs. that are accepted for exchange pursuant to the Exchange Offer will be made only after a timely Book-Entry Confirmation of such Restricted Drs. into the Exchange Agent's account at the Book-Entry Transfer Facility, receipt of a properly completed and duly executed Letter of Transmittal and receipt of all other required documents. If any tendered Restricted Drs. are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Restricted Drs. are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Restricted Drs. will be credited to an account maintained with the Book-Entry Transfer Facility as promptly as practicable after the expiration of the Exchange Offer.

BOOK-ENTRY TRANSFER

Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Restricted Drs. by causing the Book-Entry Transfer Facility to transfer such Restricted Drs. into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Restricted Drs. will be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

If a registered holder of the Restricted Drs. desires to tender such Restricted Drs. and time will not permit such holder's Letter of Transmittal or other required documents to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly competed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Restricted Drs. and the amount of Restricted Drs. tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, a Book-Entry Confirmation and all other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) a Book-Entry Confirmation and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

Tenders of Restricted Drs. may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Restricted Drs. to be withdrawn and identify the Restricted Drs. to be withdrawn (including the principal amount of such Restricted Drs.). Any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Restricted Drs. and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Restricted Drs. so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Restricted Drs. that have been tendered will be credited to an account maintained with the Book-Entry Transfer Facility for the Restricted Drs. as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Restricted Drs. may be retendered by following one of the procedures described under "--Procedures for Tendering Restricted Drs. " above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Drs. in exchange for, any Restricted Drs. and may terminate or amend the Exchange Offer if at any time before the Expiration Date, the Company determines that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, the Company will not accept for exchange any Restricted Drs. tendered, and no Exchange Drs. will be issued in exchange for any such Restricted Drs., if prior to the Expiration Date any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In any such event, the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

Harris Trust and Savings Bank has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

 Facsimile Transmission Number:   By Hand/Overnight Delivery:      By Registered or Certified Mail:
--------------------------------  -------------------------------  --------------------------------
(For Eligible Institutions Only)  Harris Trust and Savings Bank      Harris Trust and Savings Bank
         (212) 701-7636             c/o Harris Trust Company           c/o Harris Trust Company
                                           of New York                       of New York
                                         88 Pine Street                     P.O. Box 1010
For General Information and to             19th Floor                    Wall Street Station
------------------------------         New York, NY  10005             New York, NY  10268-1010
Confirm Receipt of Facsimile by
-------------------------------
           Telephone:
           ---------
         (212) 701-7624


DELIVERY OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

The expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs among others.

ACCOUNTING TREATMENT

The Exchange Drs. will be recorded at the same carrying value as the Restricted Drs., which is the principal amount as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be capitalized for accounting purposes.

TRANSFER TAXES

Holders who tender their Restricted Drs. for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register Exchange Drs. in the name of, or request that Restricted Drs. not tendered or not accepted in the Exchange Offer be registered in the name of, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE; RESALES OF EXCHANGE DRS.

Holders of Restricted Drs. who do not exchange their Restricted Drs. for Exchange Drs. pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Restricted Drs. as set forth in the legend thereon as a consequence of the issuance of the Restricted Drs. pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities law. Restricted Drs. not exchanged pursuant to the Exchange Offer will continue to accrue interest at 6% per annum and will otherwise remain outstanding in accordance with their terms. Holders of Restricted Drs. do not have any appraisal or dissenters' rights under Delaware General Corporation Law in connection with the Exchange Offer. In general, the Restricted Drs. may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Restricted Drs. under the Securities Act.

If (i) in the opinion of counsel for the Initial Purchasers, a registration statement must be filed and a prospectus must be delivered by the Initial Purchasers in connection with any offering or sale of Drs. because those Drs. represent an unsold allotment from the original offering thereof, (ii) any applicable law or interpretation does not permit any holder of Drs. to participate in the Exchange Offer, (iii) any holder that participates in the Exchange Offer does not receive freely transferable Exchange Drs. or (iv) the Company so elects, the Company will use its reasonable best efforts to cause to be filed as soon as practicable after that determination, date or notice of counsel is given to the Company, as the case may be, at the Company's sole expense, a registration statement (the "Shelf Registration Statement") providing for the sale of the Drs. and to have the Shelf Registration Statement declared effective by the SEC by April 20, 1999 (210 days after the date on which the Company delivered the Restricted Drs. to the Initial Purchasers). If the Company is required to file the Shelf Registration Statement solely as a result of the matters referred to in clause (i) of the preceding sentence, the Company will file and have declared effective by the Commission both a registration statement (the "Exchange Offer Registration Statement") relating to a registered offer to exchange Restricted Drs. for Exchange Drs. and the Shelf Registration Statement (which may be a combined registration statement with the Exchange Offer Registration Statement) with respect to offers and sales of Drs. held by the Initial Purchasers after completion of the Exchange Offer. The Company will use its best efforts to keep the Shelf Registration Statement continuously effective until two years from the effective date thereof or such shorter period which will terminate when all of the Drs. covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. The Company will, if the Shelf Registration Statement is filed, provide to each holder copies of the prospectus which is a part of the Shelf Registration Statement, notify each holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Drs. A holder that sells Drs. pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification rights and obligations).

Based on existing interpretations of the Securities Act by the staff of the SEC (the "Staff") set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Drs. to be issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Drs. who is an affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Drs., or any broker-dealer who purchased the Drs. from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act,
(i) will not be able to rely on the interpretations of the Staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Drs. in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Drs. unless the sale or transfer is made pursuant to an exemption from those requirements. The Company does not intend to seek its own no-action letter, and there can be no assurance that the Staff would make a similar determination with respect to the

Exchange Drs. as it has in those no-action letters to third parties.

In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Drs. may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Drs. for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Drs. reasonably requests in writing.

                            DESCRIPTION OF THE DRS.

The form and terms of the Exchange Drs. are the same as the form and terms of the Restricted Drs. except that (i) the Exchange Drs. will have been registered under the Securities Act and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act and (ii) holders of Exchange Drs. will not be entitled to certain rights of holders of the Restricted Drs. under the Registration Rights Agreement. The Restricted Drs. have been, and the Exchange Drs. are to be, issued under an Indenture, dated as of September 22, 1998 (the "Indenture"), among the Company and Harris Trust and Savings Bank, as trustee (the "Trustee").

The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act. Nevertheless, all material provisions of the Indenture are summarized in the following discussion. A copy of the Indenture has been filed by the Company as an exhibit to the Registration Statement of which this Prospectus is a part and is available from the Company upon request.

GENERAL

The Drs. are limited to $200,000,000 in aggregate principal amount. The Restricted Drs. are, and the Exchange Drs. will be, unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated obligations of the Company. The Exchange Drs. will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof.

The Restricted Drs. bear, and the Exchange Drs. will bear, interest at an annual rate of 6% to October 1, 2003 (the "Remarketing Date"). If J.P. Morgan Securities Inc., as Remarketing Dealer (the "Remarketing Dealer"), elects to remarket the Drs., then after the Remarketing Date, the interest rate on the Drs. will be reset at a fixed rate until October 1, 2013 (the "Stated Maturity Date"), as determined by the Remarketing Dealer based on bids requested from dealers in the Company's publicly-traded debt. See "--Mandatory Tender of Drs.; Remarketing." The Exchange Drs. will bear interest from the last payment date on which interest was paid on the Restricted Drs. surrendered in exchange therefor or, if no interest has been paid on the Restricted Drs., from September 22, 1998, payable semi-annually on April 1 and October 1 of each year or if any such date is not a Business Day, on the next succeeding Business Day (each, an "Interest Payment Date"), commencing April 1, 1999, to the persons in whose name the Exchange Drs. are registered on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (each, a "Record Date"). "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York or in the city in which the Trustee is located (Chicago, Illinois on the date of the Indenture) are authorized or obligated by law, executive order or governmental decree to be closed.

The Drs. will mature on the Stated Maturity Date. However, if the Remarketing Dealer elects to remarket the Drs., then the Drs. will be subject to mandatory tender to the Remarketing Dealer, for purchase at 100% of the principal amount thereof on the Remarketing Date on the terms and subject to the conditions described herein. See "--Mandatory Tender of Drs.; Remarketing." If the Remarketing Dealer does not elect to exercise its right to a mandatory tender of the Drs., or for any reason does not purchase all of the Drs. on the Remarketing Date, then holders are required to tender, and the Company is required to repurchase, any Drs. that have not been purchased by the Remarketing Date from the holders thereof at 100% of the principal amount thereof plus accrued
interest, if any.  See "--Repurchase."   The Drs. will be redeemable on the
Remarketing Date on the terms described under "--Redemption."

The Exchange Drs. will be issued in the form of one or more registered global securities and will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. See "--Book-Entry System."

Although the United States federal income tax treatment of the Drs. is not certain, the terms of the Drs. provide that the Company and all holders of the Drs. agree to treat the Drs. as fixed rate debt instruments that mature on the Remarketing Date for United States federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

MANDATORY TENDER OF DRS.; REMARKETING

The following description sets forth the terms and conditions of the remarketing of the Drs., if the Remarketing Dealer elects to purchase the Drs. on the Remarketing Date for remarketing.

Mandatory Tender

If the Remarketing Dealer gives notice to the Company and the Trustee on a Business Day not later than five Business Days prior to the Remarketing Date (the "Notification Date") of its intention to purchase all of the Drs. for remarketing, all outstanding Drs. will be automatically tendered to the Remarketing Dealer for purchase on the Remarketing Date, except in the circumstances described under "--Repurchase" or "--Redemption" below. The purchase price of the Drs. will be equal to 100% of the principal amount thereof. When the Drs. are tendered for remarketing, the Remarketing Dealer may remarket the Drs. for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale or may sell such Drs. to the Reference Corporate Dealer (defined below) submitting the lowest firm, committed bid on the Determination Date, as described below.

If the Remarketing Dealer elects to remarket the Drs., then from and including the Remarketing Date to but excluding the Stated Maturity Date, the Drs. will bear interest at the Interest Rate to Maturity (defined below). The obligation of the Remarketing Dealer to purchase the Drs. on the Remarketing Date is subject to several conditions set forth in a Remarketing Agreement between the Company and the Remarketing Dealer (the "Remarketing Agreement"). In addition, the Remarketing Dealer may terminate the Remarketing Agreement upon the occurrence of certain events set forth therein. See "--The Remarketing Dealer." If for any reason the Remarketing Dealer does not purchase all outstanding Drs. on the Remarketing Date, then the Company will be required on the Remarketing Date to repurchase any Drs. that have not been purchased by the Remarketing Dealer from the holders thereof at a price equal to the principal amount thereof plus all accrued interest, if any. See "--Repurchase" below.

The Remarketing Dealer shall determine the interest rate that the Drs. will bear from the Remarketing Date to the Stated Maturity Date (the "Interest Rate to Maturity") on the third Business Day immediately preceding the Remarketing Date (the "Determination Date") by soliciting by 3:30 p.m., New York City time, the Reference Corporate Dealers (defined below) for firm, committed bids to purchase all outstanding Drs. at the Dollar Price (defined below), and by selecting the lowest such firm, committed bid (regardless of whether each of the Reference Corporate Dealers actually submits a bid). Each bid shall be expressed in terms of the Interest Rate to Maturity that the Drs. would bear (quoted as a spread over 4.93% per annum (the "Base Rate")) based on the following assumptions:

     (i) the Drs. would be sold to the Reference Corporate Dealer on the Remarketing Date for settlement on the same day;

     (ii)   the Drs. would mature on the Stated Maturity Date; and

     (iii) the Drs. would bear interest from the Remarketing Date at the Interest Rate to Maturity bid by such Reference Corporate Dealer, payable semiannually on the Interest Payment Dates for the Drs.

The Interest Rate to Maturity announced by the Remarketing Dealer as a result of such process will be quoted to the nearest one hundred-thousandth (0.00001) of one percent per annum and, absent manifest error, will be binding and conclusive upon the holders of the Drs., the Company and the Trustee. The Remarketing Dealer shall have the discretion to select the time at which the Interest Rate to Maturity is determined on the Determination Date.

"Comparable Treasury Issue" means the United States Treasury security selected by the Remarketing Dealer as having an actual maturity on the Determination Date (or the United States Treasury securities selected by the Remarketing Dealer to derive an interpolated maturity on such Determination Date) comparable to the remaining term of the Drs. The United States Treasury security selected by the Remarketing Dealer will be based on the standard market convention for the benchmark used in the swap market to settle an option on the 10-year then on-the-run Treasury security.

"Comparable Treasury Price" means (a) the offer price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) on the Determination Date, as set forth on Telerate Page 500 (defined below), adjusted to reflect settlement on the Remarketing Date if prices quoted on Telerate Page 500 are for settlement on any date other than the Remarketing Date, or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Business Day, then (i) the average of such Reference Treasury Dealer Quotations for such Remarketing Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations (unless there is more than one highest or lowest quotation, in which case only one such highest and/or lowest quotation shall be excluded), or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. The Remarketing Dealer shall have the discretion to select the time at which the Comparable Treasury Price is determined on the Determination Date and the number of Reference Treasury Dealer Quotations (which shall be at least three) to be obtained.

"Dollar Price" means the discounted present value to the Remarketing Date of the cash flows on a bond (x) with a principal amount equal to the aggregate principal amount of the initially issued Drs., (y) maturing on the Stated Maturity Date and (z) bearing interest from the Remarketing Date, payable semi-annually (assuming a 360-day year consisting of twelve 30-day months) on the Interest Payment Dates of the Drs. at a rate equal to the Base Rate, using a discount rate equal to the Treasury Rate (defined below).

"Reference Corporate Dealer" means J.P. Morgan Securities Inc. and four other leading dealers of publicly-traded debt securities of the Company acceptable to J.P. Morgan Securities Inc. and the Company.

"Reference Treasury Dealer" means a primary U.S. Government securities dealer in The City of New York (which may include the Remarketing Dealer) selected by the Remarketing Dealer.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer, the offer price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) for settlement on the Remarketing Date, quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the Determination Date.

"Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer price specified in clause (a) of the definition of Comparable Treasury Price as may replace Dow Jones Markets Limited.

"Treasury Rate" means the annual rate equal to the semi-annual equivalent yield to maturity or interpolated (on a 30/360 day count basis) yield to maturity on the Determination Date of the Comparable Treasury Issue for value on the Remarketing Date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price.

Notification of Results; Settlement

If the Remarketing Dealer has elected to remarket the Drs. as provided herein, then the Remarketing Dealer will notify the Company, the Trustee and DTC by telephone, confirmed in writing, by 5:00 p.m., New York City time, on the Determination Date, of the Interest Rate to Maturity.

All of the Drs. will be automatically delivered to the account of the Trustee by book-entry through DTC, pending payment of the purchase price therefor, on the Remarketing Date.

The Remarketing Dealer will make, or cause the Trustee to make, payment to DTC by the close of business on the Remarketing Date against delivery through DTC of the Drs., of the purchase price for all of the Drs. tendered. The purchase price of the Drs. will be equal to 100% of the principal amount thereof. If the Remarketing Dealer does not purchase all of the Drs. on the Remarketing Date, then the Company is obliged to make or cause to be made such payment for all of the Drs. not purchased by the Remarketing Dealer, as described below under "--Repurchase." In any case, the Company will make, or cause the Trustee to make, payment of interest due on the Remarketing Date to holders of Drs. by book-entry through DTC by the close of business on the Remarketing Date.

The tender and settlement procedures described above may be modified without the consent of the holders of the Drs. to the extent required by DTC or, if the book-entry system is no longer available for the Drs. at the time of the remarketing, to the extent required to facilitate the tendering and remarketing of Drs. in certificated form. In addition, the Remarketing Dealer may modify without the consent of the holders of the Drs. the settlement procedures set forth above in order to facilitate the settlement process.

As long as DTC's nominee holds the certificates representing any Drs. in the book-entry system of DTC, no certificates for such Drs. will be delivered by any selling beneficial owner to reflect any transfer of such Drs. effected in the remarketing. In addition, under the terms of the Drs. and the Remarketing Agreement, the Company has agreed that (i) it will use its best efforts to maintain the Drs. in book-entry form with DTC or any successor thereto and to appoint a successor depository to the extent necessary to maintain the Drs. in book-entry form and (ii) it will waive any discretionary right that it otherwise has under the Indenture to cause the Drs. to be issued in certificated form.

For further information with respect to transfers and settlement through DTC, see "--Book-Entry System" below.

The Remarketing Dealer

The Company and the Remarketing Dealer have entered into a Remarketing Agreement which provides for the Drs. to be remarketed substantially on the terms described below and in "--Mandatory Tender of Drs.; Remarketing." The Remarketing Dealer will not receive any fees or reimbursement of expenses from the Company in connection with the remarketing but will be entitled to reimbursement of out-of-pocket expenses under certain circumstances.

The Company has agreed to indemnify the Remarketing Dealer against certain liabilities, including liabilities under the Securities Act, arising out of or in connection with its duties under the Remarketing Agreement.

If the Remarketing Dealer elects to remarket the Drs. as described herein, the obligation of the Remarketing Dealer to purchase Drs. from holders thereof will be subject to several conditions set forth in the Remarketing Agreement. In addition, the Remarketing Agreement provides for its termination by the Remarketing Dealer on or before the Remarketing Date, upon the occurrence of certain events that would customarily give underwriters the right to terminate an underwriting agreement or would give rise to a failure to satisfy a closing condition to an underwriting agreement in the Company's public debt offerings. The Remarketing Agreement also provides that the Remarketing Dealer may resign at any time as Remarketing Dealer, such resignation to be effective ten Business Days after the delivery to the Company and the Trustee of notice of such resignation. In such case, the Company shall have the right, but not the obligation, to appoint a successor Remarketing Dealer.

As a result of these conditions and termination rights and the Remarketing Dealer's right to resign, holders of Drs. cannot be assured that their Drs. will be purchased by the Remarketing Dealer in connection with a mandatory tender. No holder of any Drs. shall have any rights or claims under the Remarketing Agreement or against the Company or the Remarketing Dealer as a result of the Remarketing Dealer not purchasing such Drs. If the Remarketing Dealer does not purchase all of the Drs. on the Remarketing Date, the Company will be required to purchase on the Remarketing Date any Drs. that have not been purchased by the Remarketing Dealer at a price equal to 100% of the principal amount thereof plus accrued interest, if any. See "--Repurchase."

The Remarketing Dealer, in its individual or any other capacity, may buy, sell, hold and deal in any of the Drs. The Remarketing Dealer may exercise any vote or join in any action which any holder of Drs. may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing Agreement.

The Remarketing Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity under the Remarketing Agreement.

REPURCHASE

If the Remarketing Dealer for any reason does not purchase all of the Drs. on the Remarketing Date, all holders are required to tender, and the Company shall repurchase on the Remarketing Date, any Drs. that have not been purchased by the Remarketing Dealer, at a price equal to 100% of the principal amount of the Drs. plus all accrued and unpaid interest, if any, on such Drs. to (but excluding) the Remarketing Date.

REDEMPTION

If the Remarketing Dealer has elected to remarket the Drs. on the Remarketing Date, the Company shall have the right to redeem the Drs., in whole but not in part, from the Remarketing Dealer on the Remarketing Date at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Drs. and (ii) the Dollar Price, by giving notice of such redemption to the Remarketing Dealer:

     (x) no later than the Business Day immediately prior to the Determination Date, or

     (y) if fewer than three Reference Corporate Dealers timely submit firm, committed bids for all outstanding Drs. to the Remarketing Dealer on the Determination Date, immediately after the deadline set by the Remarketing Dealer for receiving such bids has passed.

In either such case, the Company shall pay such redemption price for the Drs. in same-day funds by wire transfer on the Remarketing Date to an account designated by the Remarketing Dealer.

OPTIONAL REDEMPTION AFTER THE REMARKETING DATE

After the Remarketing Date, if the Remarketing Dealer has elected to remarket the Drs. on the Remarketing Date, the Drs. will be redeemable (a "Post-Remarketing Redemption"), in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Drs. or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) (determined on the third Business Day preceding such redemption date), plus, in each case, accrued and unpaid interest thereon to (but excluding) the redemption date.

Notice of any Post-Remarketing Redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Drs. to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Drs. or portions thereof called in connection with a Post-Remarketing Redemption.

"Adjusted Treasury Rate" means (i) the arithmetic mean of the yields under the heading "Week Ending" published in the Statistical Release most recently published prior to the date of determination under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to the maturity, as of the redemption date, of the principal being redeemed, plus (ii) 0.20%. If no maturity set forth under such heading exactly corresponds to the maturity of such principal, yields for the two published maturities most closely corresponding to the maturity of such principal shall be calculated pursuant to the immediately preceding sentence, and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month.

"Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the terms of the Drs., then such other reasonably comparable index which shall be designated by the Company.

CERTAIN RESTRICTIONS

Absence of Certain Protections in the Indenture

The Indenture does not contain any provisions that permit the holders of the Drs. to require prepayment in the event of a change in the management or control of the Company, or that afford holders of the Drs. protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect holders of the Drs. (except to the limited extent that the covenants described below might affect the Company's ability to consummate such transactions).

General

The various restrictive provisions of the Indenture applicable to the Company and its Restricted Subsidiaries do not apply to Unrestricted Subsidiaries. The assets and indebtedness of Unrestricted Subsidiaries are not consolidated with those of the Company and its Restricted Subsidiaries in calculating Consolidated Net Tangible Assets under the Indenture and investments by the Company or by its Restricted Subsidiaries in Unrestricted Subsidiaries are excluded in computing Consolidated Net Tangible Assets. "Unrestricted Subsidiaries" are those Subsidiaries which are designated as Unrestricted Subsidiaries by the Board of Directors from time to time pursuant to the Indenture (in each case, unless and until designated as Restricted Subsidiaries by the Board of Directors pursuant to the Indenture). "Restricted Subsidiaries" are all Subsidiaries other than Unrestricted Subsidiaries. A "Wholly-owned Restricted Subsidiary" is a Restricted Subsidiary at least 99% of the outstanding voting stock of which (except directors' qualifying shares) is owned by the Company and its other Wholly-owned Restricted Subsidiaries. A "Subsidiary" is a corporation more than 50% of the outstanding voting stock is owned, directly or indirectly, by the Company or an entity other than a corporation of which the Company has, directly or indirectly, the majority ownership and the power to direct the management. (Section 1.01)

An Unrestricted Subsidiary may not be designated a Restricted Subsidiary if it has any Secured Debt, Funded Debt or Attributable Debt in respect of Sale and Leaseback Transactions, except such debt as the Company would be permitted to incur under the terms of the Indenture, immediately after such Unrestricted Subsidiary becomes a Restricted Subsidiary. (Section 10.11(a))

Restrictions Upon Secured Debt

Neither the Company nor a Restricted Subsidiary is permitted to incur or guarantee certain indebtedness secured by any lien, mortgage, pledge or other encumbrance on its property without equally and ratably securing the Drs. This restriction does not apply to certain permitted encumbrances described in the Indenture, including purchase money mortgage encumbrances existing on property at the time it is acquired by the Company or a Restricted Subsidiary, conditional sales and similar agreements, and the extension, renewal or refunding of any of the foregoing and any Secured Debt of a Restricted Subsidiary owing to the Company or a Wholly-owned Restricted Subsidiary. Section 10.10(d) of the Indenture also permits other indebtedness secured by encumbrances not otherwise specifically permitted which, together with Attributable Debt respecting existing Sale and Leaseback Transactions (excluding Sale and Leaseback Transactions entered into in respect of property acquired by the Company or a Restricted Subsidiary not more than 24 months prior to the date such transaction is entered into), and unsecured Funded Debt of Restricted Subsidiaries (excluding unsecured Funded Debt incurred through extension, refund or renewal where Consolidated Funded Debt was not thereby increased and excluding any Funded Debt owed to the Company or a Wholly-owned Restricted Subsidiary), incurred or entered into, as the case may be, after the date of the Indenture, would not at the time exceed 20% of the

Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries. (Section 10.10)

Under the Indenture, (i) "Consolidated Net Tangible Assets" means the total amount of assets on a consolidated balance sheet of the Company and its Restricted Subsidiaries (less applicable reserves and other properly deductible items and after excluding any investments made in Unrestricted Subsidiaries or in corporations while they were Unrestricted Subsidiaries but which are not Subsidiaries at the time of computation) after deducting (a) all liabilities and liability items, including amounts in respect of obligations under leases (or guarantees thereof) which under generally accepted accounting principles would be included on such balance sheet, except Funded Debt, capital stock and surplus, surplus reserves and provisions for deferred income taxes and (b) goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles; (ii) "Funded Debt" means any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed, whether secured or unsecured, maturing more than one year after the date of determination thereof and any indebtedness, regardless of its term, renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of the indebtedness, which would, in accordance with generally accepted accounting practice, be classified as funded debt, excluding (a) indebtedness for which money in satisfaction thereof has been deposited in trust, (b) certain guarantees arising in the ordinary course of business and (c) liabilities resulting from capitalization of lease rentals; (iii) "Secured Debt" means indebtedness for money borrowed which is secured by a lien or other encumbrance on property of the Company or any Restricted Subsidiary, excluding certain guarantees arising in the ordinary course of business; and (iv) "Attributable Debt" means as to any Sale and Leaseback Transaction (as defined below), in the case of a capital lease, the amount of the capital lease obligation thereunder and in all other cases, the present value of the minimum remaining rental obligation discounted at the interest factor included in the rental payment. (Section 1.01)

Restrictions Upon Sales with Leases Back

The Company is not permitted, and may not permit a Restricted Subsidiary, to sell or transfer (except to the Company or one or more Wholly-owned Restricted Subsidiaries) any manufacturing plant, warehouse, retail store or equipment owned and operated by the Company or a Restricted Subsidiary on or after the date of the Indenture with the intention that the Company or any Restricted Subsidiaries take back a lease thereof, except a lease for a period, including renewals, of not more than 24 months by the end of which period it is intended that the use of such property by the lessee will be discontinued (any such transaction, a "Sale and Leaseback Transaction"), except (i) where the Company would be entitled under Section 10.10(d) of the Indenture to incur additional secured indebtedness not otherwise specifically permitted by the Indenture in an amount equal to the Attributable Debt respecting such Sale and Leaseback Transaction, (ii) where the Sale and Leaseback Transaction is entered into in respect of property acquired by the Company or a Restricted Subsidiary within 24 months of such acquisitions or (iii) where the Company within 120 days of entering into the Sale and Leaseback Transaction applies to the retirement of its Secured Debt an amount equal to the greater of (a) the net proceeds of the sale of the property leased pursuant to such Transaction or (b) the fair market value of the property so leased. (Section 10.09)

Restrictions Upon Funded Debt of Restricted Subsidiaries

Restricted Subsidiaries are prohibited from becoming liable for any unsecured Funded Debt except where the Company would be entitled under Section 10.10(d) of the Indenture to incur additional secured indebtedness not otherwise specifically permitted by the Indenture in an amount equal to such Funded Debt and except for certain extensions, refundings and renewals of Funded Debt and Funded Debt owing to the Company or a Wholly-owned Restricted Subsidiary. (Section 10.08)

Restrictions Upon Merger and Sale of Assets

The Indenture provides that no merger of the Company with or sale of the Company's property substantially as an entirety to any other corporation shall be made if, as a result, properties or assets of the Company would become subject to a mortgage, lien or other encumbrance which would not be permitted by the Indenture, unless the Drs. shall be equally and ratably secured with such obligations. Any successor entity must be a corporation organized in the United

States, assume the payment of the principal and interest on the Drs. and the performance of every covenant under the Indenture and, immediately after giving effect to a merger or a consolidation, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. (Section 8.01)

Although the amount of the Company's property that will constitute a sale of such property "substantially as an entirety" is not readily quantifiable, a determination as to whether such a sale has occurred will depend on the percentage of operating and total assets transferred, among other measurements, and other facts and circumstances of the transaction. In any particular transaction, the determination of whether such a sale has occurred will be made by the Company, and the Company will give notice of such occurrence to the holders of the Drs. Because of the uncertainty regarding whether a particular sale will constitute a sale of property "substantially as an entirety," holders will not be able to determine for themselves whether such a transaction has occurred and will have to rely on the Company's determination. If such a transaction occurs, the person to which such amount of the Company's property is transferred shall enter into a supplemental indenture satisfactory in form to the Trustee.

MODIFICATION OF THE INDENTURE

The Indenture and the rights of the holders may be modified by the Company only with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Drs.; but no modification altering the terms of payment of principal or interest, changing the place or medium of payment of principal or interest, impairing the rights of holders to institute suit for payment or reducing the percentage required for modification will be effective against any holder without his, her or its consent. (Section 9.02)

EVENTS OF DEFAULT

The Indenture defines an Event of Default with respect to the Drs. as being any one of the following events: (i) default in any payment of principal of (or premium, if any) upon any Drs. when due, (ii) default for 30 days in any payment of interest upon any Drs. when due, (iii) default in the performance of the covenant restricting merger and sale of assets, (iv) default for 60 days after appropriate notice in the performance of any other covenant in the Indenture,
(v) certain events of default resulting in the acceleration of the maturity of indebtedness aggregating in excess of $10,000,000 under any mortgages, indentures or instruments under which the Company may have issued, or by which there may have been secured or evidenced, any other indebtedness of the Company or (vi) certain events in bankruptcy, insolvency or reorganization. In case an Event of Default shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Drs. then outstanding may declare the principal of the Drs. and the accrued interest thereon, if any, to be due and payable. Any Event of Default with respect to the Drs. which has been cured may be waived by the holders of a majority in aggregate principal amount of the Drs. then outstanding. (Sections 5.01, 5.02 and 5.13)

The Indenture requires the Company to file annually with the Trustee a written statement signed by an officer of the Company as to the absence of certain defaults under the terms of the Indenture. The Indenture provides that the Trustee may withhold notice to the holders of any default (except in payment of principal or premium, if any, or interest) if it considers it in the interest of the holders to do so. (Sections 6.02 and 10.13)

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of holders unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the holders of a majority in principal amount of the Drs. then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.
(Sections 5.12 and 6.03)

DEFEASANCE AND DISCHARGE

The terms of the Indenture provide the Company with the option to be discharged from any and all obligations (except for certain obligations to register the transfer or exchange of Drs., to replace stolen, lost or mutilated Drs., to maintain paying agencies and hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money or U.S. Government Obligations (as defined), or both, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest on such Drs. in accordance with the terms of the Indenture and such Drs. Such option may only be exercised (i) if the Company has received from, or there has been published by, the United States Internal Revenue Service (the "IRS") a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of Drs., (ii) there is no Event of Default or event which may become an Event of Default then occurring and (iii) such action would not cause any outstanding Drs. to become delisted as a result thereof. (Article
12)

DEFEASANCE OF CERTAIN COVENANTS

The terms of the Indenture provide the Company with the option to have the occurrence of events described in (iii) or (v) under the heading "--Events of Default" above no longer be Events of Default and to omit to comply with certain of the covenants described under the heading "--Certain Restrictions" above. The Company, in order to exercise such option, will be required to deposit with the Trustee money or U.S. Government Obligations, or both, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay principal (and premium, if any) and interest on such Drs. in accordance with the terms of the Indenture and such Drs. Additionally, no Event of Default or event which may become an Event of Default may have occurred and be continuing on the date of deposit with the Trustee. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of such Drs. to recognize income, gain or loss for federal income tax purposes. (Article 12)

The Company may exercise its defeasance option with respect to such Drs. notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its defeasance option, payment of such Drs. may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of such Drs. may not be accelerated by reference to the provisions described in the preceding paragraph. In the event the Company omits to comply with its remaining obligations with respect to such Drs. under the Indenture after exercising its covenant defeasance option and such Drs. are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Drs. at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments. (Article 12)

BOOK-ENTRY SYSTEM

The Exchange Drs. will be issued in the form of one or more fully registered global securities that will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee. See "--General."

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes to Participants' accounts, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC System is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"), including Euroclear and Cedel Bank. The rules applicable to DTC and its Participants are on file with the Commission.

Payments of principal of, premium, if any, and interest on the Drs. will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Participants' accounts on the related payment date in accordance with their respective holdings shown on DTC's records. Payments of interest on and principal of the Drs. held through Euroclear and Cedel Bank will be credited to the cash accounts of their respective participants in accordance with the relevant system's rules and procedures. Payments by Participants to beneficial owners of the Drs. will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee or any Paying Agent under the Indenture, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of the Company or the Trustee or any Paying Agent, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners of the Drs. is the responsibility of Direct and Indirect Participants.

DTC may decide to discontinue providing its services as securities depository with respect to the Drs. at any time by giving notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Drs. certificates are required to be printed and delivered.

None of the Company, the Trustee, any Paying Agent or any Registrar for the Drs. will have any responsibility or liability for any aspect of the records maintained by DTC relating to, or payments made on account of beneficial ownership interests in, Drs. represented in global form, or for maintaining, supervising or receiving any records relating to such beneficial ownership interests maintained by DTC.

CONCERNING THE TRUSTEE

Harris Trust and Savings Bank is the Trustee under the Indenture and has been appointed by the Company as the initial registrar and paying agent with respect to the Drs.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

The following is a summary of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the Drs. to initial holders purchasing Drs. at their "issue price." The "issue price" of the Drs. is the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Drs. is sold for money. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, which change may be retroactive. Moreover, it deals only with purchasers who hold Drs. as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Drs. as a hedge against currency risk or as a position in a "straddle," "conversion transaction" or another integrated transaction for tax purposes, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. In addition, this discussion only addresses the U.S. federal income tax consequences of the Drs. for the period ending on the Remarketing Date. Although the following summary does not purport to describe all of the tax considerations that may be relevant to a prospective purchaser of Drs., in the opinion of Morgan, Lewis & Bockius LLP, tax counsel to the Company, subject to the qualifications and limitations set out herein, the discussion below fairly summarizes the material U.S. federal income tax considerations of an investment in the Drs. to a U.S. Holder (as defined below) or, as the case may be, to a non-U.S. Holder (as defined below).

As used herein, the term "U.S. Holder" means a beneficial owner of Drs. that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) an estate or trust the income of which is subject to U.S. federal income tax regardless of its source. As used herein, the term "non-U.S. Holder" means a beneficial owner of Drs. that is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a nonresident alien fiduciary of a foreign estate or trust.

Because the Drs. are subject to mandatory tender to the Remarketing Dealer or repurchase by the Company on the Remarketing Date, the Company intends to treat the Drs. as maturing on the Remarketing Date for U.S. federal income tax purposes and as being reissued on the Remarketing Date should the Remarketing Dealer remarket the Drs. By purchasing the Drs., a holder agrees to follow such treatment for U.S. federal income tax purposes. Because no debt instrument closely comparable to the Drs. has been the subject of any Treasury regulation, revenue ruling or judicial decision, the U.S. federal income tax treatment of the Drs. is not certain. No ruling on any of the issues discussed below will be sought from the IRS. Accordingly, significant aspects of the U.S. federal income tax consequences of an investment in the Drs. are uncertain, and no assurance can be given that the IRS or the courts will agree that the Drs. should be treated as maturing on the Remarketing Date. PROSPECTIVE PURCHASERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE Drs. (INCLUDING ALTERNATIVE CHARACTERIZATIONS OF THE Drs.). EXCEPT WHERE INDICATED TO THE CONTRARY, THE FOLLOWING DISCUSSION ASSUMES THAT THE COMPANY'S TREATMENT OF THE Drs. WILL BE RESPECTED FOR U.S. FEDERAL INCOME TAX PURPOSES. PROSPECTIVE PURCHASERS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

TAX TREATMENT OF THE DRS.

Assuming the characterization of the Drs. set forth above, the following tax consequences will result to U.S. Holders.

Exchange Offer

The exchange of Restricted Drs. for Exchange Drs. in the Exchange Offer will not constitute a taxable event to U.S. Holders. Consequently, (i) no gain or loss will be realized by a U.S. Holder upon receipt of an Exchange Drs.; (ii) the holding period of the Exchange Drs. will include the holding period of the Restricted Drs. exchanged therefor; and (iii) the adjusted tax basis of the Exchange Drs. will be the same as the adjusted tax basis of the Restricted Drs. exchanged therefor immediately before the exchange.

Interest Income

Interest on the Drs. will be taxable as ordinary income for U.S. federal income tax purposes when received or accrued by a U.S. Holder in accordance with its method of accounting for tax purposes.

Gain or Loss on Sale or Retirement

When a Drs. is sold or retired, the U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale or retirement (excluding any amount attributable to accrued interest, which will be taxable as such) and the adjusted tax basis of the Drs. in the hands of the U.S. Holder. The adjusted tax basis of the Drs. generally will equal the U.S. Holder's cost, reduced by the principal payments previously received with respect to the Drs. Gain or loss on sale or retirement of a Drs. will be capital gain or loss.

ALTERNATIVE U.S. FEDERAL INCOME TAX TREATMENT

There can be no assurance that the IRS will agree with, or that a court will uphold, the Company's treatment of the Drs. as maturing on the Remarketing Date and as thereafter being reissued should the Drs. be remarketed, and it is possible that the IRS could assert another characterization. In particular, the IRS could seek to treat the Drs. as maturing on the Stated Maturity Date. Because of the possible remarketing and reset, if the Drs. were treated as maturing on the Stated Maturity Date, then Treasury regulations relating to contingent payment debt obligations (the "Contingent Payment Debt Regulations") would apply. In such case, the timing and character of income on the Drs. would be significantly affected. Among other things, U.S. Holders, regardless of their usual method of tax accounting, would be required to accrue income annually as original issue discount, subject to the adjustments described below, at a "comparable yield" on the adjusted issue price, which could be higher than the actual cash payments received on the Drs. in a taxable year. In addition, the Contingent Payment Debt Regulations require that a projected payment schedule be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected payments. Furthermore, any gain realized with respect to the Drs. generally would be treated as ordinary interest income, and any loss realized generally would be treated as ordinary loss to the extent of the U.S. Holder's ordinary income inclusions with respect to the Drs. Any remaining loss generally would be treated as capital loss.

In addition, the IRS could, in connection with the treatment of the Drs. as a contingent payment debt instrument maturing on the Stated Maturity Date, treat the holder of the Drs. as receiving consideration from the Remarketing Dealer (in effect, an option premium) in exchange for the Remarketing Dealer's right to require mandatory tender of the Drs., in which case the issue price of the Drs. would be increased by an equal amount. Under that characterization, upon the sale of a Drs. (other than through the mandatory tender), the IRS could take the position that the gain or loss with respect to the mandatory tender right and the gain or loss with respect to the debt instrument must be separately determined, in which case any deemed loss with respect to the mandatory tender right would be treated as capital loss, and a corresponding amount of additional ordinary income would be recognized by the U.S. Holder on the sale of the debt instrument. The ability to use capital losses to offset ordinary income in determining taxable income is generally limited.

Prospective purchasers are strongly urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Drs.

TREATMENT OF NON-U.S. HOLDERS

Subject to the discussion of backup withholding tax below, a non-U.S. Holder will not be subject to withholding of U.S. federal income tax on payments of principal of, premium (if any) or interest (including (i) original issue discount and (ii) accruals, and gain treated as interest income, under the Contingent Payment Debt Regulations, if any) on a Drs., unless such non-U.S. Holder owns actually or constructively 10% or more of the total combined voting power of the stock of the Company, is a controlled foreign corporation related to the Company through stock ownership or is a bank receiving interest described in Section 881(c)(3)(A) of the Code. Sections 871(h) and 881(c) of the Code require that, in order to obtain the exemption from withholding tax described above, either the beneficial owner of the Drs., or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Drs. on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the Drs. is not a U.S. person. In general, for payments made on or prior to December 31, 1999, such requirement will be fulfilled if the beneficial owner of a Drs. certifies on IRS Form W-8, under penalties of perjury, that it is not a U.S. person and provides its name and address, and any Financial Institution holding the Drs. on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

Generally, a non-U.S. Holder will not be subject to U.S. federal income tax on any amount which constitutes gain upon retirement or disposition of a Drs., provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

The Drs. will not be includable in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Drs. would have been effectively connected with the conduct by such individual of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

A holder may be subject to backup withholding tax at the rate of 31% of the interest and other "reportable payments" (including, under certain circumstances, principal payments and sales proceeds) paid with respect to the Drs. if, in general, the holder fails to comply with certain certification procedures and is not an exempt recipient under applicable provisions of the Code.

On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make modifications to the withholding tax, backup withholding tax and information reporting rules described above. The New Regulations generally will be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

SUMMARY

This discussion is intended to be a general summary. Due to the complexity of the rules described above, the current uncertainty as to the manner of their application to the holders and possible changes in law, it is particularly important that each holder consult with its own tax advisor regarding the tax treatment of its acquisition, ownership and disposition of its Drs. under the laws of the United States and those of any state, local or foreign taxing jurisdiction.

                              PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Drs. for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Drs. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Drs. received in exchange for Restricted Drs. where such Restricted Drs. were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

The Company will not receive any proceeds from any sale of Exchange Drs. by broker-dealers. Exchange Drs. received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Drs. or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Drs. Any broker-dealer that resells Exchange Drs. that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Drs. may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Drs. and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Drs.) other than commissions or concessions of any broker-dealers and will indemnify the holders of the Drs. (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

The validity of the Exchange Drs. will be passed upon for the Company by Morgan, Lewis & Bockius LLP.

                                    EXPERTS

The consolidated financial statements and schedule of the Company and its subsidiaries as of February 28, 1998 and March 1, 1997 and for each of the years in the three-year period ended February 28, 1998, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

With respect to the unaudited interim financial information of the Company and subsidiaries for the periods ended May 30, 1998 and August 29, 1998, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarters ended May 30, 1998 and August 29, 1998, and incorporated by reference herein, state that they did not audit and they do not express an opinion on the interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                             _____________________

                               TABLE OF CONTENTS

                                                        PAGE
                                                        ----

Available Information.....................................2
Incorporation of Certain Documents by Reference...........2
The Company...............................................3
Use of Proceeds...........................................3
Ratio of Earnings to Fixed Charges........................3
The Exchange Offer........................................4
Description of the Drs...................................10
Certain United States Federal Income Tax Considerations..20
Plan of Distribution.....................................23
Legal Matters............................................23
Experts..................................................23

================================================================================


                             RITE AID Corporation
                            _______________________

                                  PROSPECTUS
                            _______________________

                          OFFER TO EXCHANGE 6% DEALER
                            REMARKETABLE SECURITIES
                            ("DRS.(SM)") DUE 2013 FOR
                               6% DRS. DUE 2013







                                 ___________, 1998

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify any person under such section in connection with a proceeding by or in the right of the corporation to procure judgment in its favor, as provided in the preceding sentence, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action, except that no indemnification shall be made in respect thereof unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation must indemnify any person who was successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter in any proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. A Delaware corporation may pay for the expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

     Registrant's Restated Certificate of Incorporation and By-Laws provide Registrant will indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person of whom such person is the legal representative is or was a director or officer of Registrant or is or was serving at the request of Registrant as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by Registrant to the fullest extent authorized by the Delaware General Corporation Law as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits Registrant to provide broader indemnification rights than said law permitted Registrant to provide prior to such amendment). The indemnity may include all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid to be paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent of Registrant and shall inure to the benefit of such person's heirs, executors and administrators.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a Delaware corporation may in its articles of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director's duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or for any transaction from which the director derived an improper personal benefit. Registrant's Restated Certificate of Incorporation eliminates the liability of directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit, and provide that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Registrant shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     The Delaware General Corporation Law permits the purchase of insurance on behalf of directors and officers against any liability asserted against directors and officers and incurred by such persons in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify offices and directors against such liability. Registrant's Restated Certificate of Incorporation allows Registrant to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Registrant would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. Registrant has obtained liability coverage, which includes coverage to reimburse Registrant for amounts required or permitted by law to be paid to indemnify directors and officers.

     The foregoing summary of the Delaware General Corporation Law, Registrant's Restated Certificate of Incorporation and Registrant's By-Laws is qualified in its entirety by reference to the relevant provisions of the Delaware General Corporation Law and by reference to the relevant provisions of Registrant's Restated Certificate of Incorporation and the relevant provisions of Registrant's By-Laws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits, as required by Item 601 of Regulation S-K, are filed as part of this Registration Statement:

     4.1 Indenture, dated as of September 22, 1998, by and among Rite Aid Corporation and Harris Trust and Savings Bank, as Trustee.

     4.2 Remarketing Agreement, dated as of September 22, 1998, between Rite Aid Corporation and J.P. Morgan Securities Inc., as Remarketing Dealer.

     4.3 Exchange and Registration Rights Agreement, dated as of September 22, 1998, by and among Rite Aid Corporation, J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated.

      5 Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered.

      8 Opinion of Morgan, Lewis & Bockius LLP with respect to tax matters.

      12    Statement re Computation of Ratio of Earnings to Fixed Charges.

      15    Letter re Unaudited Interim Financial Information.

      23.1  Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5).

      23.2  Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 8).

      23.3  Consent of KPMG Peat Marwick LLP.

      24    Powers of Attorney (contained in signature pages hereto).

      25 Statement of Eligibility of Harris Trust and Savings Bank, as Trustee, on Form T-1.

      99.1 Form of Letter of Transmittal respecting the offer to exchange 6% Dealer remarketable securities due 2013 which have been registered under the Securities Act for 6% Dealer remarketable securities due 2013.

      99.2  Form of Notice of Guaranteed Delivery.

     (b)  Financial Statement Schedules:

     Financial Statement Schedules filed herewith:

          None applicable.

ITEM 22.       UNDERTAKINGS.

(a) (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the co-registrants pursuant to the provisions described under Item 20 or otherwise, the co-registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a co-registrant of expenses incurred or paid by a director, officer or controlling person of such co-registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such co-registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, Commonwealth of Pennsylvania on November 6, 1998.

                              RITE AID CORPORATION


                              By:  /s/Martin L. Grass
                                 ------------------------------------
                                    Martin L. Grass
                                    Chairman of the Board and Chief
                                    Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Rite Aid Corporation, hereby severally and individually constitute and appoint Frank M. Bergonzi, Elliot S. Gerson and Richard J. Varmecky, and each of them, the true and lawful attorneys and agents (with full power of substitution and resubstitution in each case) of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-4 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all amendments and instruments.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                               TITLE                   DATE
                   ---------                               -----                   ----

                                                 Chairman of the Board and   November 6, 1998
/s/Martin L. Grass                               Chief Executive Officer
-----------------------------                    (Principal Executive
 Martin L. Grass                                 Officer)

                                                 President, Chief Operating  November 6, 1998
/s/Timothy J. Noonan                             Officer and Director
-----------------------------
 Timothy J. Noonan

                                                 Executive Vice President    November 6, 1998
                                                 and Chief Financial and
/s/Frank M. Bergonzi                             Accounting Officer
-----------------------------                    (Principal Financial and
Frank M. Bergonzi                                Accounting Officer)


/s/Franklin C. Brown                             Vice Chairman of the        November 6, 1998
-----------------------------                    Board and Director
 Franklin C. Brown

                                                 Director                    November 6, 1998
/s/William J. Bratton
-----------------------------
William J. Bratton


                                                 Director                    November 6, 1998

/s/Alex Grass
------------------------------
 Alex Grass

                                                 Director                    November 6, 1998
/s/Leonard I. Green
------------------------------
 Leonard I. Green

                                                 Director                    November 6, 1998
/s/Nancy A. Lieberman
------------------------------
Nancy A. Lieberman

                                                 Director

------------------------------
 Philip Neivert

                                                 Director                    November 6, 1998
/s/Leonard N. Stern
------------------------------
 Leonard N. Stern

                                                 Director                    November 6, 1998
/s/Preston Robert Tisch
------------------------------
 Preston Robert Tisch

                                                 Director                    November 6, 1998
/s/Gerald Tsai, Jr.
------------------------------
 Gerald Tsai, Jr.


                                 EXHIBIT INDEX


EXHIBIT
NUMBER                        DESCRIPTION
------                        -----------

4.1 Indenture, dated as of September 22, 1998, by and among Rite Aid Corporation and Harris Trust and Savings Bank, as Trustee.

4.2 Remarketing Agreement, dated as of September 22, 1998, between Rite Aid Corporation and J.P. Morgan Securities Inc., as Remarketing Dealer.

4.3 Exchange and Registration Rights Agreement, dated as of September 22, 1998, by and among Rite Aid Corporation, J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated.

5 Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered.

8         Opinion of Morgan, Lewis & Bockius LLP with respect to tax matters.

12        Statement re Computation of Ratio of Earnings to Fixed Charges.

15        Letter re Unaudited Interim Financial Information.

23.1      Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5).

23.2      Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 8).

23.3      Consent of KPMG Peat Marwick LLP.

24        Powers of Attorney (contained in signature pages hereto).

25 Statement of Eligibility of Harris Trust and Savings Bank, as Trustee, on Form T-1.

99.1 Form of Letter of Transmittal respecting the offer to exchange 6% Dealer remarketable securities due 2013 which have been registered under the Securities Act for 6% Dealer remarketable securities due 2013.

99.2      Form of Notice of Guaranteed Delivery.